Exhibit 99.1

100 22nd Avenue Brookings, SD 57006 (t) 605.696.7200 (f) 605.696.7250

FOR IMMEDIATE RELEASE

VeraSun Reports Increased Revenues and Earnings for its

First Quarter 2008

Revenues Increased 257% and Earnings Grew by $7.9 million

Financial Highlights

•	Total revenues increased 257% to $516.5 million for Q1 2008 as compared to $144.5 million for Q1 2007

•	Net income increased to $7.6 million for Q1 2008 or $0.08 per diluted share compared to a net loss of $0.3 million for Q1 2007

•	EBITDA increased to $32.3 million for Q1 2008, or 6.3% of revenue, as compared to $3.8 million, or 2.6% of revenue for Q1 2007

•	Cash and cash equivalents of $73.5 million at March 31, 2008

Brookings, S.D., May 12, 2008—VeraSun Energy Corporation (NYSE: VSE), one of the nation’s largest ethanol producers, today announced its financial results for the three months ended March 31, 2008. The Company increased revenues by 257% from the first quarter of 2007, to $516.5 million and generated earnings of $0.08 per diluted share. EBITDA for Q1 2008 increased to $32.3 million, or 6.3% of revenues, as compared to $3.8 million, or 2.6% of revenues for Q1 2007.

“VeraSun continues to execute on its long-term growth strategy with significantly higher production, resulting in increased revenues and earnings,” said VeraSun CEO Donald L. Endres. “Our team also successfully commissioned VeraSun’s production facility at Bloomingburg, Ohio during the quarter, adding another 110 million gallons of production capacity.”

VeraSun completed its merger with US BioEnergy effective April 1, giving the company 11 operating facilities with a combined ethanol production capacity in excess of one billion gallons. Five additional facilities are under construction with a combined capacity of 550 million gallons. Upon completion of the new facilities by the end of the year, VeraSun expects to have an annual production capacity of approximately 1.64 billion gallons.

“Demand for ethanol continues to increase with conventional blending expanding throughout the country,” explained Endres. “Ethanol provides an immediate, strategic and economic benefit for refiners and gasoline marketers by providing a high octane, low cost blend component.”

First Quarter 2008 Financial Highlights

Total revenues, which include revenues from the sale of ethanol, distillers grains and VE85®, increased by $372 million, or 257.4% to $516.5 million for the three months ended March 31, 2008, compared to $144.5 million for the three months ended March 31, 2007. The increase in total revenues was primarily the result of a 223.5% increase in ethanol volume sold and an increase in average ethanol prices of $0.20 per gallon, or 10.2%, compared to 2007. For the three months ended March 31, 2008, the company sold 191.7 million gallons of ethanol, which includes 49.5 million gallons of ethanol that were purchased from others and resold to our customers. Ethanol production increased by 82.4 million gallons, or 138.6%, compared with the three months ended March 31, 2007, as a result of the added capacity from the Charles City, Iowa facility in April 2007, the Linden, Indiana facility in August 2007, and the Albion, Nebraska facility in October 2007.

Net sales from ethanol increased $321.6 million, or 256.3%, to $447.1 million for the three months ended March 31, 2008 compared with $125.5 million for the three months ended March 31, 2007. Of the increase, $280.4 million was driven by additional volume of ethanol sold. The increased volume resulted from additional production at Charles City, Linden, and Albion facilities, which came on line since March 31, 2007 and gallons of ethanol that were purchased and resold to our customers. In addition, higher ethanol prices contributed $41.2 million of the increased revenue. The average price of ethanol sold was $2.33 per gallon for the three months ended March 31, 2008, compared to $2.13 per gallon for the three months ended March 31, 2007.

Net sales from distillers grains increased $44.4 million, or 269.6%, to $60.8 million for the three months ended March 31, 2008 compared with $16.4 million for the three months ended March 31, 2007. The impact of increased volume from the additional Charles City, Linden, and Albion capacity was $23.2 million and the impact of higher prices contributed $21.1 million of the increased revenues.

Net sales of VE85®, our branded E85 product, increased $5.5 million, or 285.3%, to $7.4 million for the three months ended March 31, 2008 compared with $1.9 million for the three months ended March 31, 2007, primarily due to an increase in the number of retail outlets selling VE85®.

Corn costs increased $154.0 million to $238.6 million for the three months ended March 31, 2008 compared with $84.6 million for the three months ended March 31, 2007. Corn costs were $1.68 per manufactured gallon sold for the three months ending March 31, 2008, compared with $1.43 per gallon produced for the same period in 2007.

The increase in total corn costs for the three months ended March 31, 2008 was driven by $100.3 million of increased corn purchases resulting from additional production from our Charles City, Linden, and Albion facilities and $50.2 million of the increased corn costs resulted from higher corn prices per bushel.

Net income increased to $7.6 million for the three months ended March 31, 2008 from a net loss of $0.3 million for the three months ended March 31, 2007.

About VeraSun Energy Corporation

VeraSun Energy Corporation (NYSE: VSE), headquartered in Brookings, S.D., is a leading producer of renewable fuel. Founded in 2001, the company has more than one billion gallons of annual ethanol production capacity through 11 operating facilities. Six additional facilities are currently either under construction or development with a combined capacity of 660 million gallons. Upon completion of the new facilities, VeraSun Energy will have an annual production capacity of approximately 1.64 billion gallons. The company announced it started construction at its Aurora facility to extract oil from dried distillers grains for use in biodiesel production.

VeraSun markets E85, a blend of 85 percent ethanol and 15 percent gasoline for use in Flexible Fuel Vehicles (FFVs), directly to fuel retailers under the brand VE85®. For more information, please visit VeraSun Energy’s websites at www.verasun.com or www.VE85.com.

Forward-Looking Statements

We have included or incorporated by reference in this document financial estimates and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These estimates and statements are based upon the current beliefs and expectations of the management of VeraSun, are subject to risks and uncertainties outside of our control, and actual results might differ materially from these estimates and statements. VeraSun is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Some of the factors that may cause actual results, developments and business decisions to differ materially from those described in any forward-looking statements include the volatility and uncertainty of corn, natural gas, ethanol and unleaded gasoline prices; the results of our merger with US BioEnergy; our ability to develop an oil extraction business; the results of our recently acquired facilities; the results of our hedging transactions and other risk mitigation strategies; operational disruptions at our facilities; our ability to implement our expansion strategy as planned or at all; our ability to locate and integrate potential future acquisitions; development of infrastructure related to the sale and distribution of ethanol; excess production capacity in our industry; our ability to compete effectively in our industry; changes in or elimination of governmental laws, tariffs, trade or other controls or enforcement practices; environmental, health and safety laws, regulations and liabilities; our reliance on key management personnel; future technological advances; limitations and restrictions contained in the instruments and agreements governing our indebtedness; our ability to raise additional capital and secure additional financing; and costs of construction and equipment, as more fully described in the “Risk Factors” sections of our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended March 31, 2008.

Investor Contact:

Patty Dickerson

VeraSun Energy Corporation

605-696-7236

pdickerson@verasun.com

Media Contact:

Mike Lockrem

VeraSun Energy Corporation

605-696-7527

mlockrem@verasun.com

VERASUN ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,
	2008		2007
	(unaudited)		(unaudited)
	(dollars in thousands)
Total revenues	$516,474	100.0%	$144,510	100.0%
Cost of goods sold	481,356	93.2	135,266	93.6

Gross profit	35,118	6.8	9,244	6.4
Start up expenses	2,111	0.4	1,365	1.0
Selling, general and administrative expenses	11,365	2.2	10,169	7.0

Operating income	21,642	4.2	(2,290)	(1.6)
Other income (expense), net	(9,398)	(1.8)	1,795	1.2

Income before income taxes	12,244	2.4	(495)	(0.4)
Income tax provision	4,671	0.9	(183)	(0.1)

Net income	$7,573	1.5%	(312)	(0.3)%

Per Share Data:
Income per common share—basic		$0.08		$—
Basic weighted average number of common shares		92,646,695		75,708,911
Income per common share—diluted		$0.08		$—
Diluted weighted average number of common and common equivalent shares		95,116,353		75,708,911

The following table sets forth other key data for the periods presented (dollars in thousands, except per unit data)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Other financial data:
Net cash flows provided by (used in) operating activities	$(3,321)	$19,765

Other non-GAAP financial performance data:
EBITDA	$32,345	$3,791

Operating data:
Ethanol sold—produced (gallons) (1)	142,189,494	59,249,075
Ethanol sold—purchase/resale (gallons)	49,454,595	—
Distillers grains sold (tons)	445.0	184.6
Average gross price of ethanol sold per gallon	$2.33	$2.13
Average corn cost per bushel	4.73	4.05
Average natural gas cost per MMBTU	8.51	8.21
Average dry distillers grains gross price per ton	136.53	89.06

The following table reconciles our EBITDA to net income for the periods presented (dollars in thousands):

	Three Months Ended March 31,
	2008	2007
	(unaudited)	(unaudited)
Net income	$7,573	$(312)
Depreciation and amortization	9,288	2,534
Interest expense	10,813	1,752
Income tax provision	4,671	(183)

EBITDA	$32,345	$3,791

VERASUN ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

	Three Months Ended March 31,
	2008	2007
	(dollars in thousands)
Cash Flows from Operating Activities
Net income (loss)	$7,573	$(312)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	8,889	2,534
Deferred income taxes	4,684	252
Change in derivative financial instruments	(3,272)	6,851
Stock-based compensation expense	1,869	1,469
Amortization	1,027	285
Gain on disposal of equipment	(262)	(82)
Excess tax benefits from share-based payment arrangements	—	(2,908)
Accretion of deferred revenue	(24)	(24)
Change in other long-term liabilities	763	—
Changes in current assets and liabilities
Trade receivables	(15,572)	6,406
Inventories	(43,633)	(7,570)
Prepaid expenses	(10,319)	(1,030)
Accounts payable	26,102	6,698
Accrued expenses	18,854	7,196

Net cash provided by (used in) operating activities	(3,321)	19,765

Cash Flows from Investing Activities
Purchases of property and equipment	(103,179)	(56,757)
Proceeds from the sale of short-term investments	40,175	142,360
Payments for other long-term assets	(2,434)	(50)
Proceeds from sales of property and equipment	1,300	1
Purchases of short-term investments	—	(149,715)

Net cash used in investing activities	(64,138)	(64,161)

Cash Flows from Financing Activities
Proceeds from long-term debt	34,055	—
Net proceeds from the issuance of stock options and warrants	72	—
Excess tax benefits from share-based payment arrangements	—	2,908
Principal payments on long-term debt	(4,121)	—
Net proceeds from the issuance of shares of common stock	—	3,923
Debt issuance costs paid	—	(5)

Net cash provided by financing activities	30,006	6,826

Net decrease in cash and cash equivalents	(37,453)	(37,570)
Cash and Cash Equivalents
Beginning of period	110,942	250,149

Ending of period	$73,489	$212,579